Exhibit 21

                           Subsidiaries of Registrant

                                                  Percent            State of
                                                    of           Incorporation
       Parent                Subsidiary           Ownership     or Organization
-------------------------- ---------------------- ------------- ----------------
WesterFed Financial        Western Security Bank        100%        Federal
   Corporation
Western Security Bank      Monte Mac I                  100%        Montana
Western Security Bank      Western Security             100%        Montana
                             Investment Services
Western Security Bank      Service Corporation          100%        Montana
                             of Montana
Western Security Bank      COAD Limited Partnership      97%        Montana